UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2011

NEXT FUEL, INC.
(EXACT NAME OF COMPANY AS SPECIFIED IN CHARTER)

Nevada	333-148493	32-2305768
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

821 Frank Street Sheridan WY	82801
(Address of Principal Executive Offices)	(Zip Code)

(307) 674-2145
(Company’s Telephone Number, Including Area Code)

210 Walford Way
Cary, North Carolina 27519

Former Name or Former Address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

The Company, has purchased certain technology and intellectual property useful in extracting gas from coal ("Coal-to-Gas Technology" or "CTG Technology") from five individuals (the "Sellers") pursuant to a Technology and Intellectual Property Purchase Agreement dated as of March 28, 2011 (the "Purchase Agreement").  The terms of the purchase are substantially the same as the Option to Purchase Technology and Intellectual Property dated as of February 28, 2011 (the "Option Agreement") with four of the Sellers previously reported in a Form 8-K filed with the Securities and Exchange Commission on February 28, 2011.

The business the Company will conduct utilizing this Coal to Gas Technology is described in Item 2.01 of this Report.

The purchase price the Company paid to the five Sellers for the Coal to Gas Technology included: (i)  Three Million Ten Thousand (3,010,000) shares of the Company's Common Stock and (ii) a two-year warrant (the "Warrant") to purchase an additional One Million (1,000,000) shares of Common Stock of the Company.  The exercise price of the Warrant is: (i) Twenty ($0.20) Cents per share, if the Warrant is exercised during its first year and (ii) Thirty ($0.30) Cents per share, if the Warrant is exercised during its second year.  The Warrant will terminate after two years.  The Company has not agreed to register re-sales of shares by the Sellers.

In connection with the acquisition of the CTG Technology, four of the five the Sellers became officers and Directors of the Company.  The positions held by each are reported in Item 2.01 of this Report under the heading "Directors and Executive Officers."  A professor in China, who did not become one of our officers, also assigned to the Company any rights he might have to the acquired technology and intellectual property, was issued 10,000 of the shares of Common Stock included in the purchase price described above.  This accounts for the 10,000 share increase in the purchase price paid at closing compared to the price originally called for in the Option Agreement.

The opportunity to enter into the PurchaseAgreement was introduced to the Company by Hawk Opportunity Investment Fund, L. P and its two general partners: David S. Callan ("Callan") and R. Scott Williams ("Williams), who acquired shares of Common Stock and debt of the Company in transactions reported in a Form 8-K filed with the Securities and Exchange Commission on or about February 22, 2011, which information is incorporated into this Report by reference.

To finance the future operations of the Company, the Company also entered into an agreement with San Ding Jiu Yuan Beijing Venture Investment Company ("Investor") to purchase One Million (1,000,000)shares of Common Stock from the Company for Two ($2.00) Dollars (US) per share.  Of that amount, Fifty Thousand (50,000) shares were purchased for One Hundred Thousand ($100,000) Dollars (US) on March 28, 2011.  The Investor does not have an obligation to close on the  sale of the remaining Nine Hundred Fifty (950,000) Shares of Common Stock for One Million Nine Hundred Thousand ($1,900,000) Dollars (US), unless the Investor is satisfied with the results of its due diligence investigation which will be conducted between now and May 15, 2011.  A General Manager of Investor will become a member of the Company's Board of Directors, if the second closing occurs as described above.  See Item 3.02 of this Report for a description of the stock sales agreements with the Investor, which include lock-up provisions and registration rights.

The resulting beneficial ownership of the shares of the Company resulting from these transactions is reported in Item 2.01 of this Report under the heading "Security Ownership of Certain Beneficial Owners and Management."

The Technology and Intellectual Property Purchase Agreement dated as of March 28, 2011 (and exhibits) between and among the Company and the Sellers dated as of February 28, 2011, is attached as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The Company, has purchased certain technology and intellectual property useful in extracting gas from coal ("Coal-to-Gas Technology") from five individuals (the "Sellers") pursuant to a Technology and Intellectual Property Purchase Agreement dated as of March 28, 2011 (the "Purchase Agreement").  The terms of the purchase are substantially the same as the Option to Purchase Technology and Intellectual Property dated as of February 28, 2011 (the "Option Agreement") with four the five Sellers previously reported in a Form 8-K filed with the Securities and Exchange Commission on February 28, 2011. The transactions described in Item 1.01 of this Report are incorporated by reference herein.

The Company hereby makes the following disclosures about its business immediately following the closing of the acquisition.  Item numbers of Form 10 of the Securities and Exchange Commission to which we are responding are indicated.

Item 1.    Business (of SEC Form 10).

This Business section and other parts of this Report contain forward-looking statements that involve risk and uncertainties.  Actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those set forth in Item 1A. "Risk Factors" and elsewhere in this Report.

History

We, Next Fuel, Inc. (NXFI), were organized in the State of Nevada in August 2007 under the name Clinical Trials of the Americas, Inc.

Our principal office and mailing address is located at 821 Frank Street, Sheridan, Wyoming 28801 and our telephone number is (307) 674-2145.

 Our stock began trading on the Over the Counter Bulletin Board on June 11, 2008 under the trading symbol "CLLL".  We were not successful in raising capital for a clinical trials business.  On May 21, 2009, we changed our name to Next Fuel, Inc. after we signed an agreement with Next Fuel, Inc., a Delaware corporation ("Next Fuel- Delaware") to acquire the energy related business of Next Fuel - Delaware.  We then changed our trading symbol to "NXFI."  The agreement with Next Fuel - Delaware was terminated on February 22, 2011, without consummating the acquisition.  We have no ownership or other right or interest in either Next Fuel - Delaware or any of its assets or business.

The technology and intellectual property we acquired on March 28, 2011, as described in Items 1.01 and 2.01 of this Report, was developed and tested over a period of time by the Sellers described in Item 1.01 and 2.01 of this Report.  Market and technical research was conducted, but the individuals never organized a business entity and did not conduct an active business.

Four of the five individuals who developed the acquired technology and intellectual property joined the Company as officers and employees.  We plan to conduct the business described herein utilizing the acquired technology and the know how of our new officers.

Business Description

We develop and commercialize innovative technologies associated with renewable energy, such as unconventional natural gas production from lower grade coal, lignite, oil shale and other carbonaceous deposits.  We refer to this generally as Coal to Gas (or "CTG") technology.

We are a technology provider and service company that assists owners of natural gas production resources to increase the efficiency of their operations by providing CTG technology and technical support services utilizing our CTG technology.  We do not plan to own or develop natural gas production projects.

We focus on "natural gas" that is a byproduct of micro organisms interacting with dissolved bioamenable carbon compounds in coal beds.  Our Coal to Gas Technology maximizes these natural processes to enable owners of carbonaceous deposits, like coal and lignite, to enhance and resume commercial scale natural gas production from declining and/or depleted coal bed natural gas (CBNG) wells and/or initiate and sustain biogenic methane production in coal and other carbon formations in which native microorganisms are active.

We expect that our initial focus will be to generate methane gas from lignite deposits.  Lignite, which is sometimes referred to as "brown coal," generally contains BTU levels between those of peat and sub bituminous coal.  Lignite also produces greater pollutants than bituminous coal, when burned.  We are focusing on customers with lignite deposits first, because lower BTUs and greater pollutants have discouraged development of lignite resources in many areas.  The combination of lower BTU levels and greater pollutants has made lignite deposits less valuable that coal deposits.  Consequently, owners of lignite deposits are motivated to begin to earn a return from their lignite resources or to increase their return from such resources.

Later, we will seek to expand our business into existing coal fields (e.g., subbituminous and lignite) that are already being used to generate CBNG.  Gas production at such coal to gas fields typically declines over time.  At some point, gas production becomes economically unprofitable.  Our CTG technology can potentially enable owners of coal resources to decrease the rate of decline of their coal to gas resources, revert gas production, and extend the economic viability life of such coal to gas resources.  Depleted coal reservoirs could potentially be brought back into long-term, sustainable gas production and biologically active coal seams can be engineered to produce methane.

Our CTG technology can be implemented by using existing infrastructure.   This can significantly reduce overall capital costs.  In addition, our CTG technology is an in situ process that biologically transforms coal into clean burning natural gas in the ground.  We do not extract coal from the ground to produce gas from our CTG technology like some other coal utilization technologies, such as integrated gasification combined cycle (IGCC), underground coal gasification, and coal liquefaction (to diesel) and conversion.

Coal to Gas (CTG) Technology Description

Methane gas is a naturally occurring product that generally is produced by indigenous microorganisms metabolizing water soluble and biologically amenable compounds trapped in many coal and other carbonaceous structures.  Methane producing processes can stop or substantially decline when nutrients and/or trace elements that are key to sustaining microbial metabolisms and reproduction decline.  In other cases, when suitable substrates (e.g., bioavailable carbonaceous compounds) can no longer be accessed by microorganisms, the gas production ceases. Our Coal to Gas process re-introduces amendments we have designed and tested to the wide range of microorganisms that exist in the seams of coal and other carbonaceous deposits that originally formed the methane gas extracted from CBNG.  Our Coal to Gas technology can rejuvenate, resume, and enhance gas production at an attractively low cost.

Our proprietary amendments consist of constituents with depolymerizing and structure-altering functions to “condition” coal for the follow-up pathways for gas production.  Our amendments recipe also contains nutrients (nitrogenous, phosphorus, and other micronutrients), trace vitamins, oxygen scavengers, carbon dioxide, pH adjusters, and others.  Our amendments have been tested and optimized to achieve enhanced and sustainable CBNG production from coal samples collected from both domestic and international resources.

Although our technology is suitable for a range of carbonaceous deposits, such as coal, lignite and oil shale, we generally compete in what is called the Coal to Gas (or "CTG") business.  Our technology incorporates biotechnology into energy production to create a renewable and sustainable source of the cleanest burning fossil fuel, natural gas, from lower grade coal via microbial pathways catalyzed by indigenous microorganisms.  Our CTG technology enhances naturally occurring processes with environmentally friendly engineering.  We believe using our technical approach of relying on and enhancing indigenous native microorganisms in many carbonaceous deposits eliminates many potential issues associated with genetically engineered microbes.  In addition, our amendments recipes that partially consist of CTG technology, contain food-grade compounds and regular salts that are harmless and have been widely used in agricultural practices.  We expect this will significantly help meet many environmental rules and regulations.

Several competitors also inject nutrients and other materials to help promote greater microbial activities to produce methane.  Each company uses its own recipes for amendments.  Since 2001, several members of our team have been testing and improving our own formula.  Based on both laboratory and field tests, we believe our amendments provide us with a substantial competitive advantage.  We intend to deliver our amendments to our project partners (often at production cost) in granular form and dissolve them into the site formation water before injecting them into the coal or other deposits.

We pre-condition the carbonaceous deposits with amendments that cause the deposits to expand and to alter structure.  This creates more porosity, which allows groundwater to dissolve certain carbon compounds that are already contained in most carbonaceous deposits, which serve as substrates for the indigenous microorganisms to metabolize and convert.  In effect, our CTG technology opens the door to the microorganisms' natural sources of substrates.  Our CTG technology then stimulates microorganisms' activity with amendments, which we proactively circulate throughout the carbonaceous deposits.  When the stimulated microorganisms convert the dissolved and bioamenable carbon compounds, our CTG technology helps to release methane gas from the coal beds as a major byproduct produced by the diverse but interactive microbial pathways involved. In this process, our CTG technology helps naturally occurring microorganisms through their life cycle.  In return, these microorganisms “breath” methane gas as a commercial product.  Therefore, implementing our Coal to Gas technology actually enhances a natural process.

Our technology mimics nature's creation.  We attribute the faster and higher gas producing rate to providing a mechanism to expose large amounts of the coal seam to well designed amendments until the microorganisms convert the natural bioavailable carbonaceous compounds in the coal seam to natural gas.  We inject the amendments to establish self-sustaining, real-time biogenic methane production in coal and other carbon containing matrices.

We achieve circulation of amendments via a low pressure pumping network.  The volumes of liquids being pumped are much lower than other gas production methods.  For example, hydraulic fracking uses exponentially larger volumes of water and much higher pressure pumps than our CTG technology uses.

Business Model and Monetization Strategy and Target Customers

We plan to execute a technical service style business model, in which we help owners of coal, lignite and other carbonaceous deposits increase their revenue.  We do not plan to either own or operate gas development companies.

We believe our business model will enable us to deliver our CTG technology to many potential clients in many geographic areas utilizing less manpower and other resources.  By focusing more on technical service and implementation and less on actual field operations, we seek to maximize the commercial return through technology implementation. This business model also allows us to devote more of our capital, management and other resources to developing new opportunities, rather than overseeing field operations.  By providing technical services to increase project revenue, instead of becoming a competing producer and operator, we offer a win-win business proposition for resource owners.

We plan to use tight quality control over the technology by concentrating on the science and implementation protocols.  At the same time, the operations background of some of our key personnel will provide the needed oversight to help owners and operators of gas projects to successfully start up their operations.

We are currently discussing field demonstration tests and long-term collaborative gas production with potential partner resource owners (“partners” or “clients”) with coal rights in the U.S., Indonesia, China, Australia, and Canada.

We plan to derive revenue from three primary sources: (1) license royalties or similar revenue from the gas being produced by our clients using our technology; (2) sales of amendments that we produce and deliver to customers; and (3) services or project implementation fees.

We will initially focus on entering into contracts for long-term royalties and similar ongoing payments based on increased production.  After we prove our CTG technology's results in commercial volumes, we plan to add revenues from sales of amendments and technical services.

We expect to begin generating revenue approximately one year after we enter into agreements with clients and initiate field demonstration projects.  After the initial demonstrations, we also expect the lag between entering into an agreement and revenue generation will decrease significantly.

We will also investigate potential opportunities to utilize our technology to facilitate sequestration and conversion of CO2, because burning gas produces less CO2 than burning the coal or lignite that produces the gas.  Therefore, carbon credits may be a potential source of revenue.

Competitors

A few privately owned companies utilize amendments to stimulate production of natural gas by microorganisms in the ground.  We believe Luca Technologies (in Golden, Colorado) is the best capitalized of these potential competitors.  We explain above in "Coal to Gas Technology Description" how we believe our CTG technology works compared to other competitors.

Beyond this small number of potential competitors who utilize similar technology approaches is the huge natural gas marketplace that consists of thousands of companies worldwide, many of which are much larger and have greater capital and other resources than we have.

Intellectual Property Protection

We have acquired two pending patent applications (US pending patent, application # 61/374,796 and Chinese patent application # 20100268938.37) in the United States and China whose claims cover in-situ, biogenic nutrient circulation methods.  The patent review and award process is lengthy and is subject to many factors outside our control.  There is, therefore, no assurance that our patent applications will result in issuance of any patents or of the scope of any claims of any patents that might issue.

Many participants in the energy business have numerous patents.  Although, to our knowledge, our CTG technology does not infringe any patents, an exhaustive search of relevant patents is unrealistic given our limited resources.  There can be no assurance that our technology does not infringe the patents of other energy industry participants.

The recipes of amendments we inject to foster the biogenic process by microorganisms are trade secrets that developed from the technical know-how of our personnel.  Although the macro components of amendments each company in our industry injects into the ground may be similar, the proprietary ingredients and their dosages can substantially affect the rates of CBNG production.

See Item 1A "Risk Factors" of this Report for a discussion of risks to our business related to intellectual property.

Test Results

Our technical team has conducted laboratory feasibility studies by using coal samples collected from both domestic and international carbonaceous deposits.  Laboratory results have shown that high levels of fresh biogenic coal bed methane gas can be generated within a short time from most of those coal samples.  Small scale field test shows that 10-30 Mcf/d of biogenic coal bed has been produced for a number of months from zero to negative (vacuum) baseline.  Our laboratory tests have detected the creation of fresh biogenic coalbed methane gas within a week, while we have detected newly formed biogenic coal bed in our small scale field pilot in just over 20 days.

Management

Our management team is led by individuals who have experience building both domestic and international business relationships.  With the uncertainty in domestic regulations on biogenic coal bed, we are focusing on existing overseas contacts in the short term.  We will continue working on domestic contacts with the expectation that local regulations will become more favorable over time.  Our implementation team is led by professionals with decades of experienced in R&D and putting technology to work to produce results.  See Item 2.01 of this Report under the heading "Directors and Executive Officers" for additional information about our management team.  See Item 1A "Risk Factors" of this Report for a discussion of risks related to our management.

We currently employ five people and have identified prospective employees in the USA and Asia where we expect to both have projects with customers and to produce the amendments we will inject into carbonaceous deposits to implement our CTG technology.  We currently outsource our financial reporting and other administrative functions (including the reporting requirements of a public company), but we expect to employ additional staff for administrative functions.

Environmental

Many environmental laws, rules and regulations cover the energy business in general and the natural gas business in particular. The laws, rules and regulations cover a range of issues, including groundwater, air emissions, and carbon emissions. Currently the CBNG industry, especially biological CBNG, is governed by general environmental laws and not by laws designed specifically for CBNG. Although we believe our CTG technology is environmentally friendly, in the short-term we believe locations outside the United States will offer a more favorable regulatory environment to introduce our technology and prove its environmental safety. See Item 1A "Risk Factors" of this Report for a discussion of environmental risks to our business.

Item 1A (of SEC Form 10) .  Risk Factors.

The description of our business section and other parts of this Report contain forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those described below.

You should carefully consider the risk factors listed below, together with all of the other information included in this Report, before investing in our common stock.  The risks and uncertainties described below encompass many of the risks that could affect our business and the value of our stock. Not all risks and uncertainties are described below.  Risks that we do not know about could arrive and issues we now view as minor could become more important.  If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected.  In that case, the trading price of our common stock could decline and you may lose all or part of your investment in us.

We have organized these risk factors into the following categories below.

	our financial condition;

	our technology and services;

	our market, customers and partners;

	our officers, directors and employees;

	regulatory matters that affect our business; and

	our securities.

I. Risks associated with our financial condition.

We have no customers or contracts.  We do not expect to begin generating any revenue for a year after we enter into our first customer contract.  Until we begin generating revenue we will depend totally on capital raising to fund our operations.

We currently have no customers or contracts.  We expect our potential customers will have long sales cycles and we expect most of the revenue we eventually generate will be spread over a number of years and not large upfront fees.  We do not expect to begin generating any revenue for a year after we enter into our first customer contract.  Until we begin generating revenue we will depend totally on capital raising to fund our operations.

We will need to obtain funds from additional financings or other sources for our business activities. If we do not receive these funds, we would need to reduce, delay or eliminate some of our expenditures.

As of December 31, 2010, we had approximately $ 300 thousand of debt and minimal cash and cash equivalents to fund operations.

We expect we will need to raise approximately $3 million of additional capital to accomplish our business plan over the next year through debt or equity financing, joint ventures, license agreements, sale of assets, as well as various other financing arrangements.  If we obtain additional funds by issuing equity securities, dilution to stockholders may occur.  In addition, preferred stock could be issued without stockholder approval and the terms could include dividend, liquidation, conversion, voting and other rights more favorable than the rights of the holders of our common stock.  There can be no assurance as to the availability or terms upon which such financing and capital might be available.

There can be no assurance that we will be able to raise the additional capital from third parties on terms acceptable to us or to fund the additional capital requirements internally.

If adequate funds are not available, we may be required to reduce, delay or eliminate expenditures for our future project and R&D development and other activities, or seek to enter into a business combination transaction with or sell assets to another company.  We could also be forced to license to third parties the rights to commercialize additional products or technologies that we would otherwise seek to develop ourselves.  The transactions outlined above may not be available to us when needed or on terms acceptable or favorable to us.

We have no operating history that you can use to evaluate an investment in us, and the likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays that we may encounter because we are a small company.  As a result, we may not be profitable and we may not be able to generate sufficient revenue to develop as we have planned.

We are beginning to conduct operations and have no customers or contracts.  If we cannot generate revenue, we may have to alter or delay implementing our plan of operations.  We will require additional financing which may require the issuance of additional shares that will dilute the ownership held by our stockholders.  We will require significant financing to achieve our current business strategy and our inability to obtain such financing could prohibit us from executing our business plan and cause us to slow down our expansion of operations.

II  Risks associated with our technology and services.

We expect that commercial development and operations of projects of our clients will be subject to risks of delay and cost overruns, which will delay and decrease our revenue.

We anticipate our revenue will be primarily derived from a percentage of sales of gas from the resource projects we assist clients to develop.  The development and operation of projects by our clients will be affected by any factors beyond our control and will be subject to substantial risks of delay or cost overruns.  Delays in development or operation of the projects could directly adversely impact both the timing and am0unt of revenue we generate.

Our technology has not been tested in commercial projects.  We might not successfully develop and implement our technology in commercial-scale operations.

Most of our testing has occurred in the laboratory with only a small amount of field testing.  Commercial scale operations may involve factors of which we are not aware that impede implementation of our technology and that result in lower gas production than we expect based on our limited testing.  We may never successfully develop and implement our technology in commercial-scale operations.

Our clients may operate their projects in ways that adversely affect the amount of gas generated utilizing our technology which would adversely affect the amount of revenue we generate, as well as our ability it attract new clients.

We will not manage or implement overall operations in the projects in which our clients utilize our technology.  Actions or omissions by our clients may result in lower gas production than we expect, which would adversely affect the amount of revenue we generate, as well as our ability it attract new clients.  It is imperative that initial projects produce targeted gas generation results if we are to build our reputation in the industry.  Consequently, we are particularly vulnerable to mistakes by our clients in the first several projects we undertake.

We may not have enough insurance to cover all of the risks we face.

We currently have no liability insurance.  When we have sufficient capital, we plan to purchase insurance consistent with customary industry practices against some, but not all, potential losses in order to protect against the risks we face.  We may elect not to carry insurance if our management believes that the cost of available insurance is excessive relative to the risks presented.  In addition, we cannot insure fully against pollution, environmental and intellectual property infringement risks. The occurrence of an event not fully covered by insurance, such as a leak, fire or explosion could have a material adverse effect on our financial condition and results of operations.

We may not be able to develop a market for our technology, which will most likely cause our stock price to decline.

The demand and price for our technology will be based upon the existence of markets for them.  The extent to which we may gain a share of our intended markets will depend, in part, upon the cost effectiveness and performance of our technology when compared to alternative products and services, which may be conventional or heretofore unknown.  If the products and services of other companies provide more cost-effective alternatives or otherwise outperform our technology, the demand for our technology may be adversely affected.  Our success will depend upon market acceptance of our technology.  Failure of our technology to achieve and maintain meaningful levels of market acceptance would materially and adversely affect our business, financial condition, results of operations and market penetration.  This would likely cause our stock price to decline.

Our business, including results of operations and reputation, could be adversely affected by process safety and product stewardship issues.

Failure to appropriately manage safety, human health and environmental risks associated with our CTG technology and processes could adversely impact employees, communities, stakeholdersour reputation and results of operations.  Public perception of the risks associated with the our CTG technologies could impact its acceptance and influence the regulatory environment in which we operate.  Issues could be created by events outside of our control, including natural disasters, severe weather events and acts of sabotage.

The development projects our clients operate utilizing our technology may result in short to mid-term accumulations in coal seam formation water, which might deteriorate ground water quality.  Public and regulatory reaction might adversely impact our business, whether or not there is any scientific basis for environmental or health concerns.

We implement our technology by injecting into in ground carbonaceous deposits and circulating mineral salts as amendments for the stimulation of microbial pathways to make methane.  If the injection dosage is excessive and the post-production abatement is inadequate, unconsumed amendments may accumulate and diffuse in the coal seam formation water.  Similarly, some unmetabolized coal constituents may be released into the formation water, increasing its level of total dissolved solids.  Ground water purity is an increasing public and regulatory concern. Our technology may become confused with other more harmful techniques utilized by competitors. Public and regulatory reaction might adversely impact our business, whether or not there is any scientific basis for environmental or health concerns.

Gas produced in projects that utilize our technology may consist of both methane and a minor fraction of carbon dioxide, which may need further scrubbing to reach market gas quality, which would increase the project's operating expenses thereby making our technology less attractive to project operators.

We expect small amounts of carbon dioxide will be generated in the microbial pathways involved in methane generation.  Although coal seams have preferential sorption for carbon dioxide (which can also be reduced back to methane by specific groups of microbes), residual CO2 may still exist in the product gas.  If its concentration exceeds the market standard, additional processing such as scrubbing will need to be done, increasing the gas production cost.  Such additional expense would make our technology less attractive to project operators.

III  Risks associated with our market, customers and partners.

Many of our competitors have significantly more resources than we do, and technologies developed by competitors could become more commercially successful than ours or render our technologies obsolete.

Development and commercialization of coal to gas and related production techniques is highly competitive.  Other technologies could become more commercially successful than ours. Our technology is a refinement of basic science that has been used by several companies in gas development projects over the past 60 years.  Our competitors include major integrated energy companies, as well as independent technology providers that have developed or are developing competing technologies. These companies typically have significantly more resources than we do.

As our competitors continue to develop competing technologies, one or more of our current technologies could become obsolete.  Our ability to create and maintain technological advantages is critical to our future success.  As new technologies develop, we may be placed at a competitive disadvantage forcing us to implement new technologies at a substantial cost.  We may not be able to successfully develop or expend the financial resources necessary to acquire or develop new technology.

If prices or margins for coal, biomass, nuclear, wind, solar and other energy sources that compete with natural gas decrease, projects that utilize our technology may not be economical.

Because the gas produced by projects utilizing our technology are expected to compete in markets with other energy products, decreases in prices for competing energy products could adversely affect the operating results of projects that utilize our technology.  Factors that could cause changes in the prices and availability of competing energy sources include: government subsidies and regulation, weather patterns, increases in drilling, political conditions, foreign exchange rates, pipeline availability and prices ad general economic conditions.

We will depend on strategic relationships with site owners, engineering companies, and other industry participants.  If we are not successful in entering into and achieving the benefits of these relationships, this could negatively impact our business.

We believe that the establishment of strategic partnerships will greatly benefit the growth of our business, and we intend to seek out and enter into strategic alliances.  We may not be able to enter into these strategic partnerships on commercially reasonable terms, or at all.  Even if we enter into strategic alliances, our partners may not fulfill their obligations or otherwise prove advantageous to our business. Our inability to enter into new relationships or strategic alliances could have a material and adverse effect on our business.

IV  Risks associated with our officers, directors and employees

Our success depends on the performance of our executive officers and key personnel, the loss of who would disrupt our business operations.

We depend to a large extent on the performance of our executive officers, Robert H. Craig, our Chief Executive Officer, Dr. Song Jin, our President and Chief Operating Officer, and certain key personnel. Our ability to implement our business strategy may be constrained and the timing of implementation may be impacted if we are unable to attract and retain sufficient personnel.  At April 1, 2011, we had 5 full-time employees.  We do not maintain “key person” life insurance policies on any of our employees.  We have entered into employment and other agreements with several key employees, which include non-competition, confidentiality and inventions assignments obligations.  Such obligations may be difficult or impossible to enforce under applicable laws.

Some of our key personnel have non-competition, confidentiality and other agreements with former employers. These rights of former employers, if enforceable, would restrict their ability to work for us or otherwise limit their ability to perform their duties for us.

Our President, Chief Operating Officer and Chief Technology Officer, Song Jin, recently quit his position with a company that utilizes amendments to develop natural gas from coal. The non-competition provision of his agreement with that prior employer has not expired. If it is determined that his non-competition agreement is enforceable, we may be deprived of the services of our President and Chief Operating Officer. Under certain circumstances, we, as his new employer, could have liability to his former employer.  Song Jin has represented to us that he has been working on biogenic CBNG since 2001, that his experience, and technical expertise, and all his contributions to the technology and intellectual property he assigned to us, pioneered this industry niche and predated his employment relationship with his most recent employer (which began in August of 2009 and ended in February of 2011), that his most recent employer  has no rights to any of the technology and intellectual property he assigned to our Company and that he is free to work for our Company.  The other assignors of the intellectual property have informed us that they made all recent contributions to developing and testing the technology and intellectual property assigned to the company while Song Jin worked for his most recent employer and that Song Jin ceased working with them while he was employed by his most recent employer.  We have not, however, conducted any independent legal analysis of the enforceability of Song. Jin's agreements with his former employer.

We will need additional specialized personnel to implement our business plan.  As energy demand grows, these personnel may become more difficult to recruit and retain.

We will need to add the specialized key personnel to assist us to execute our business plan.  As energy demand grows, these personnel may become more difficult to recruit and retain.
It is possible that we will not be able to hire ad retain such specialized personnel on acceptable terms.  We will make every effort to recruit executives with proven experience and expertise as needed to achieve our plan.

Insiders  have substantial control over the combined company and could delay or prevent a change in corporate control, including a transaction in which the combined company’s stockholders could sell or exchange their shares for a premium.

Directors and executive officers together with their affiliates beneficially owned, in the aggregate, approximately 57.39% of the Company’s common stock, on a fully diluted basis.  As a result, our directors and executive officers, together with their affiliates, if acting together, have the ability to affect the outcome of matters submitted to stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets.  In addition, these persons, acting together, will have the ability to control our management and affairs.  Accordingly, this concentration of ownership may harm the value of our common stock by: delaying, deferring or preventing a change in control; impeding a merger, consolidation, takeover or other business combination; or discouraging a potential acquirer from making an acquisition proposal or otherwise attempting to obtain control.

V.  Risks associated with Regulatory Matters that affect our business.

We and our prospective coal to gas clients are subject to extensive laws relating to the protecting the environment.  These laws may increase the cost of operating projects that utilize our technology or affect demand for the gas these projects will produce.

If we violate any of the laws and regulations relating to the protection of the environment, we may be subject to substantial fines, criminal sanctions or third party lawsuits and may be required to incur substantial expenses or, in some extreme cases, curtail operations.  Compliance with environmental laws and regulations, as well as with any requisite environmental or permits, may increase the costs of our clients operating gas development projects.

Changes in environmental laws and regulations occur frequently.  Any changes may have a material adverse effect on our results of operations, competitive position, or financial condition.  For instance, in response to studies suggesting that emissions of certain gases, commonly referred to as greenhouse gases and including carbon dioxide and methane, may be contributing to warming of the Earth’s atmosphere, the U.S. Congress is actively considering legislation, the U. S. Environmental Protection Agency is considering proposed regulations, and more than a dozen states have already taken legal measures to reduce emission of these gases, primarily through the planned development of greenhouse gas emission inventories and/or regional greenhouse gas cap and trade programs.  Other countries already have enacted such legislation or regulations or are considering such legislation or regulations.  New legislation or regulatory programs that restrict emissions of greenhouse gases could have an adverse affect on our operations depending on the extent to which they favor other energy sources over gas generated from coal.

Terrorist threats and U.S. military actions could result in a material adverse effect on our business.

Further acts of terrorism in the United States or elsewhere could occur.  These developments and similar future events may cause instability in the world’s financial and insurance markets and could significantly increase political and economic instability in the geographic areas in which we may wish to operate.  These developments could also lead to increased volatility in prices for crude oil, natural gas and the cost and availability of insurance. In addition, these developments could adversely affect our ability to access capital and to successfully implement projects currently under development.

United States government regulations effectively preclude us from actively engaging in business activities in certain countries.  These regulations could be expanded to cover countries where we may wish to operate in the future.  These developments could subject the operations of our company to increased risks and, depending on their magnitude, could have a material adverse effect on our business.

If we are unable to obtain and maintain protection for the intellectual property relating to our technology and services, the value of our technology and services will be adversely affected.

Our success will depend in part on our ability to obtain and maintain protection for the intellectual property covering or incorporated into our technology and services.  We may not be able to obtain patent rights relating to our technology or services.  Even if issued, patents issued to us or licensed to us in the future may be challenged, narrowed, invalidated, held to be unenforceable or circumvented, which could limit our ability to stop competitors from marketing similar services or limit the length of term of patent protection we may have for our technology and services.  Changes in either patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property or narrow the scope of our patent protection.

Our patents also may not afford us protection against competitors with similar technology.  Because patent applications in the United States and many other jurisdictions are typically not published until 18 months after filing, or in some cases not at all, and because publications of discoveries in the scientific literature often lag behind actual discoveries, neither we nor our licensors can be certain that we or they were the first to make the inventions claimed in our or their issued patents or pending patent applications, or that we or they were the first to file for protection of the inventions set forth in these patent applications.  If a third party has also filed a U.S. patent application covering our product candidates or a similar invention, we may have to participate in an adversarial proceeding, known as an interference, declared by the U.S. Patent and Trademark Office to determine priority of invention in the United States.  The costs of these proceedings could be substantial and it is possible that our efforts could be unsuccessful, resulting in a loss of our U.S. patent position.  In addition, patents generally expire, regardless of the date of issue, 20 years from the earliest claimed non-provisional filing date.

If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and services could be adversely affected.

In addition to technology for which we have applied for patent protection, we rely upon unpatented proprietary technology, processes and know-how.  We plan to produce the amendments we use in the Peoples Republic of China at a facility we will rent there utilizing our employees.  We seek to protect our unpatented proprietary information in part by confidentiality agreements with our employees, consultants and third parties.  These agreements may be breached and we may not have adequate remedies for any such breach.  In addition, our trade secrets may otherwise become known or be independently developed by competitors.  If we are unable to protect the confidentiality of our proprietary information and know-how, competitors may be able to use this information to develop technologies that compete with our technology, which could adversely impact our business.

If we infringe or are alleged to infringe intellectual property rights of third parties, it will adversely affect our business.

Our development and commercialization activities, as well as any technology candidates or services resulting from these activities, may infringe or be claimed to infringe one or more claims of an issued patent or may fall within the scope of one or more claims in a published patent application that may be subsequently issued and to which we do not hold a license or other rights.  Third parties may own or control these patents or patent applications in the United States and abroad.  These third parties could bring claims against us or our collaborators that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages.  Further, if a patent infringement suit were brought against us or our collaborators, we or they could be forced to stop or delay providing services or using the technology that is the subject of the suit.

As a result of patent infringement or other similar claims or to avoid potential claims, we or our potential future collaborators may choose or be required to seek a license from a third party and be required to pay license fees or royalties or both.  These licenses may not be available on acceptable terms, or at all.  Even if we or our collaborators were able to obtain a license, the rights may be nonexclusive, which could result in our competitors gaining access to the same intellectual property.  Ultimately, we could be prevented from commercializing our technology, or be forced to cease some aspect of our business operations, if, as a result of actual or threatened patent infringement claims, we or our collaborators are unable to enter into licenses on acceptable terms.  This could harm our business significantly.

There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the energy industries.  In addition to infringement claims against us, we may become a party to other patent litigation and other proceedings.  The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial.  Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources.  Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.  Patent litigation and other proceedings may also absorb significant management time.

Many of our employees were previously employed at other energy companies, including our competitors or potential competitors.  We try to ensure that our employees do not use the proprietary information or know-how of others in their work for us.  However, we may be subject to claims that we or these employees have inadvertently or otherwise used or disclosed intellectual property, trade secrets or other proprietary information of any such employee’s former employer.  Litigation may be necessary to defend against these claims and, even if we are successful in defending ourselves, could result in substantial costs to us or be distracting to our management.  If we fail to defend any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel.

We could have potential indemnification liabilities to licensees relating to the operation of projects gas generation that utilize or technology or intellectual property disputes.

Our indemnification obligations could result in substantial expenses and liabilities to us if intellectual property rights claims were to be made against us or our licensees, or if our technology fails to operate as we represent to others.  Generally we expect our commercial agreements will require us to indemnify the project operators, subject to certain limitations against specified losses relating to, among other things: use of any patent rights and technical information, environmental and other damage and such contractual performance guarantees as we may make.

Changes in government policies and laws could adversely affect our financial results.

We expect that sales outside the U.S. may constitute a large portion of our revenue.  Our financial results could be affected by changes in trade, monetary and fiscal policies, laws and regulations, or other activities of U.S. and non-U.S. governments, agencies and similar organizations.  These conditions include, but are not limited to, changes in a country’s or region’s economic or political conditions, trade regulations affecting production, pricing and marketing of products, local labor conditions and regulations, reduced protection of intellectual property rights in some countries, changes in the regulatory or legal environment, restrictions on currency exchange activities, burdensome taxes and tariffs and other trade barriers.  International risks and uncertainties, including changing social and economic conditions as well as terrorism, political hostilities and war, could lead to reduced sales and profitability.

VI.  Risks associated with our securities.

Compliance with regulations governing public company corporate governance and reporting is uncertain and expensive.  Recent changes in our business are likely to increase our compliance costs and the amount of management time required.

As a public company, we have incurred and will continue to incur significant legal, accounting, and other expenses that private companies do not incur.  We incur costs associated with our public company reporting requirements and with corporate governance and disclosure requirements, including requirements under the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, and rules implemented by the SEC and the Financial Industry Regulatory Authority, or FINRA. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time consuming and costly.

Prior to the recent acquisition of technology and intellectual property, the only business we conducted was to seek acquisitions. That limited activity allowed us to minimize compliance costs and the complexity of compliance systems, including financial reporting and internal controls. We expect the business we conduct based on the recently acquired technology and intellectual property will make past compliance efforts inadequate to meet future needs. Consequently, our new management will be required to reassess our internal control over financial reporting. To comply with these requirements, we intend to evaluate and test our internal controls, and where necessary, taking remedial actions, to allow management to report on (and when and as required, our independent auditors to attest to), our internal control over financial reporting. As a result, we expect to incur substantially greater expenses and diversion of management’s time and attention from the daily operations of the business, which is likely to increase our operating expenses and impair our ability to achieve profitability.

Any failure to develop or maintain effective internal control over financial reporting or difficulties encountered in implementing or improving our internal control over financial reporting could harm our operating results and prevent us from meeting our reporting obligations. Ineffective internal controls also could cause our stockholders and potential investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our common stock.  In addition, investors relying upon this misinformation could make an uninformed investment decision, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, or to stockholder class action securities litigation.

Any issuance of shares of our common stock or senior securities in the future could have a dilutive effect on the value of our existing stockholders’ shares.

We will seek to raise at least $ 3 million to fund operations for the next year.  If we raise additional funds through the issuance of equity securities or debt convertible into equity securities, the percentage of stock ownership by our existing stockholders would be reduced  In addition, such securities could have rights, preferences, and privileges senior to those of our current stockholders, which could substantially decrease the value of our securities owned by them.  Depending on the share price we are able to obtain, we may have to sell a significant number of shares in order to raise the necessary amount of capital.  Our stockholders may experience dilution in the value of their shares as a result.

Shares eligible for public sale could adversely affect our stock price.

Future sales of substantial amounts of our shares in the public market, or the appearance that a large number of our shares are available for sale, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our securities.  At March 30, 2011, 8,147,500 shares of our common stock were issued and outstanding,  an additional 1,000,000 shares may be issued upon the exercise of outstanding warrants and we have committed to sell an additional 950,000 shares to an investor on or before May 15, 2011, if the investor is satisfied with the results of its due diligence review.

In addition, our stock historically has been very thinly traded.  Our stock price may decline if the resale of shares under Rule 144, in addition to the resale of registered shares, at any time in the future exceeds the market demand for our stock.  We have agreed to register for re-sale the shares of one prospective investor, if the investor closes on a proposed investment.  We expect other investors will require registration rights as well.

We have entered into lock-up agreements, which place restrictions on public re-sales of our shares, with our executive officers and an investor. These agreements cover 3,060,000shares of Common Stock they currently own, 1,000,000 warrant shares and 950,000 shares an investor has the right to purchase.  An additional 3,000,000 shares, which Hawk Opportunity Fund, L. P and its partners (whom we consider to be affiliates for purposes of Rule 144) either own or have the right to acquire from John Cline, our former Chief Executive Officer, are "restricted securities" (as defined in Rule 144) that can only be re-sold under an applicable exemption from registration (including Rule 144), or pursuant to a registration statement.  These re-sale restrictions are described in Item 2.01 under the heading "Security Ownership of Certain Beneficial Owners and Management" and in Item 3.02of this Report.

Our securities may be subject to “penny stock” rules, which could adversely affect our stock price and make it more difficult for our stockholders to resell their stock.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quotation systems, provided that reports with respect to transactions in such securities are provided by the exchange or quotation system pursuant to an effective transaction reporting plan approved by the SEC).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prescribed by the SEC and certain other information related to the penny stock, the broker-dealer’s compensation in the transaction, and the other penny stocks in the customer’s account.

In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement related to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.  These disclosure requirements could have the effect of reducing the trading activity in the secondary market for our stock, because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling their securities.

If the estimates that we make, or the assumptions upon which we rely, in preparing our financial statements prove inaccurate, our future financial results may vary from expectations.  Failure to meet expectations may decrease the market price of our securities

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of our assets, liabilities, stockholders’ equity, revenues and expenses, the amounts of charges accrued by us and related disclosure of contingent assets and liabilities.  We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances.  Actual performance may be higher or lower than our estimates for a variety of reasons, including unanticipated competition, regulatory actions or changes in one or more of our contractual relationships.  We cannot assure you, therefore, that any of our estimates, or the assumptions underlying them, will be correct.

If significant business or product announcements by us or our competitors cause fluctuations in our stock price, an investment in our stock may suffer a decline in value.

The market price of our common stock may be subject to substantial volatility as a result of announcements by us or other companies in our industry, including our collaborators and competitors.  Announcements that may subject the price of our common stock to substantial volatility include announcements regarding:

•	our operating results, including the amount and timing of revenue generation;

•	entering into licensing and collaboration agreements and the gas development projects that are the subject of those agreements;

•	the amount of gas development projects that utilize our technology produce compared to projects of our competitors;

•	the acquisition of technologies or gas development projects by us or our competitors;

•	regulatory actions with respect to our technology or gas generation projects or those of our competitors; and

•	significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors.

As a result, we believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as any indication of future performance.  Due to all of the foregoing factors, it may be that in some future year or quarter our operating results will be below the expectations of public market analysts and investors.  In that event, the price of our common stock would likely be materially adversely affected.

Because our stock is thinly traded and out market capitalization is low, we may not be able to attract the attention of major brokerage firms or institutional investors.

Additional risks to our investors may exist because security analysts of major brokerage firms generally do not provide coverage for thinly traded securities or companies that have low market caps. Likewise, institutional investors generally do not invest in companies with low market capitalization. In addition, because of past abuses and fraud concerns stemming primarily from a lack of public information about new public businesses, there are many people in the securities industry and business in general who view companies that have been public shells with suspicion. Without brokerage firm and analyst coverage and institutional investor interest, there may be fewer people aware of our stock and our business, resulting in fewer potential buyers of our securities, less liquidity, and depressed stock prices for our investors.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have not declared or paid cash dividends on its capital stock.  We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends.  As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

FORWARD-LOOKING STATEMENTS

We believe that some of the information in this Report constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995.  Our actual results could differ materially from those discussed in the forward-looking statements.  Factors that could cause or contribute to these differences include those discussed in this Report, particularly in “Risk Factors.”  You can identify these statements by forward-looking words such as “might,” “expect,” "plan," “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words.  You should read statements that contain these words carefully, because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other “forward-looking” information.

We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to predict accurately or over which we have no control.  The risk factors and cautionary language discussed in this Report provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in our forward-looking statements.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Report.

All forward-looking statements included herein attributable to us, or any person acting on our behalf, are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  Except to the extent required by applicable laws, rules and regulations, we undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

Item 2 (of SEC Form 10).     Financial Information.

The information set forth in Items 6, 7 and 7A of the Company's Annual Report on Form 10-K for the year ended September 30, 2010 filed with the Securities and Exchange Commission is incorporated herein by reference.

Item 3 (of SEC Form 10).       Properties.

Our principal office and mailing address is located at 821 Frank Street, Sheridan, Wyoming 82801 (and our telephone number is (307) 674-2145) in approximately 3,000 square feet of office and warehouse space, which we lease for $1,118 per month on a month to month basis from Robin Kindle, an officer of the Company.

We also lease approximately 400 square feet of office space in Ft. Collins, Colorado from an unaffiliated landlord on a month to month basis for $690 per month. We intend to negotiate longer term leases for both spaces as our needs become clearer.

We have identified potential production space in the People's Republic of China, which we do not expect to exceed 1000 sf, when we begin to produce commercial volumes of amendments.

Item 4 (of SEC Form 10).   Security Ownership of Certain Beneficial Owners and Management.

The following table describes, as of March 30, 2011, the beneficial ownership of our Common Stock by each person (other than officers and directors of the Company) known by the Company to beneficially own five (5%) percent or more of our outstanding shares of Common Stock.

Shareholder and Address	Outstanding Common Stock Owned	Option, Warrant or Contract Right to Acquire Common Stock Exercisable within Sixty (60) days (1)	Total Number of Shares Beneficially Owned (1)	Percentage of Class(2)
David S. Callan (3)(4) c/o Hawk Opportunity Fund, LP 159 North State Street Newtown PA, 18949	1,125,000	1,250,000	2,375,000	29.15%

R. Scott Williams(3)(4) c/o Hawk Opportunity Fund, LP 159 North State Street Newtown PA, 18949	1,125,00	1,250,000	2,375,000	29.15%

Hawk Opportunity Fund, L.P.(3) (4) 159 North State Street Newtown PA, 18949	500,000	1,250,000	1,750,000	21.47%

San Ding Jiu Yuan Beijing Venture Investment Company (5) 2104 No. 2 Blgd Fangzhouyuan, Chaoyang District Beijing, China 100102	50,000	950,000	1,000,000	10.99%

(1)
Shares are reported in the table as currently beneficially owned, if the person currently has the right to acquire the shares or the right to acquire the shares within sixty (60) days.  Shares are also reported as beneficially owned, if the person has sole power, or shares the power, to vote or sell the shares.

(2)
Based on 8,147,500 shares of our Common Stock outstanding at March 30, 2011.  Any securities not currently outstanding which are subject to options, warrants, rights to purchase or conversion privileges are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of the class by any other person.

(3)
As the sole general partners of Hawk Opportunity Fund, L.P., Callan and Williams are each deemed to beneficially own all 1,750,000 shares owned by Hawk Opportunity Fund, LP in addition to shares each personally owns.  Numbers of shares and percentages shown in the table for Hawk Opportunity Fund, LP, Callan and Williams would overstate the collective ownership of these three shareholders if aggregated together, because the 1,750,000 shares are counted as owned by each of these shareholders.  The three shareholders beneficially own a total of 3,000,000 shares, which constitutes approximately 36.82% of the Company's outstanding shares of Common Stock.

(4)
Includes 1,250,000 shares Hawk Opportunity Fund, LP has the right to purchase from John Cline pursuant to an option granted by Mr. Cline The exercise price of the option is: (i) Twenty ($0.20) Cents per share, if the option is exercised during its first year; and (ii) Thirty ($0.30) Cents per share, if the option is exercised during its second year.  The option will terminate, if not exercised on or before February 28, 2013.

(5)
Includes 950,000 shares the Company has committed to sell to San Ding Jiu Yuan Beijing Venture Investment Company at $2.00 per share.  Such right to purchase can be exercised at any time on or before May 15, 2011.

The transaction is which Ding Jiu Yuan Beijing Venture Investment Company, Hawk Opportunity Fund, L. P., Callan and Williams acquired their ownership of shares of the Company are described in Item 1.01 and Item 3.02 of this Report, which description is incorporated herein by reference.

San Ding Jiu Yuan Beijing Venture Investment Company and its General Partner, (collectively, "SanDing") executed and delivered to the Company a Lock-up and Installment Re-Sale Restriction Agreement dated as of March 28, 2011 (the "San Ding Lock-up Agreement").  Pursuant to this Agreement, San Ding agreed to restrictions on selling, short sales, pledges, loans, assignments or otherwise transfering any shares purchased.  These transactions are called "Restricted Transactions."  Certain private sales are exempt from these re-sale restrictions, provided the buyer agrees to restrict re-sales to the same extent as San Ding has agreed in the San Ding Lock-up Agreement.

Two time periods with different levels of restrictions are covered by the San Ding Lock-up Agreement.

During the first time period (the "Lock-up Period"), no Restricted Transactions are permitted.  The Lock-up Period started immediately and ends on the first anniversary of the last day of the calendar month during which the later of two events occurs: (i) the date a Registration  Statement pursuant to Section 5 of the Securities Act of 1933 covering the resale of shares of Common Stock of the Company becomes effective by order of the SEC, which Registration Statement includes shares of Common Stock sold in the private placement or (ii) the date the Company raises at least Three Million ($3,000,000) Dollars (US) in the private placement, including from sales to San Ding described in this Report.

The second time period covered by the San Ding Lock-up Agreement (the "Installment Re-Sale Period") begins immediately after the Lock-up Period and ends on the first (1st) annual anniversary of the beginning of the Installment Re-Sale Period.  During the Installment Re Sale Period, San Ding is permitted to sell during any calendar month a number of shares equal to the lower of Eight and One Half (8.5%) of the shares purchased, or its pro rata share of the average weekly reported volume of trading of the Company's shares on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks that ended immediately prior to the beginning of the calendar month during which the sale occurs (the "Average Weekly Volume").  San Ding's pro rata share is determined by dividing (i) the number of shares owned by San Ding, by (ii) the number of shares whose resale is restricted by agreements with San Ding and other investors in the private placement.

After the Installment Re-Sale Period ends, San Ding is free to sell or otherwise transfer shares without restriction, except any restrictions imposed by securities laws, rules and regulations.

The Company has agreed to enter  into a Registration Rights Agreement with San Ding (the "Registration Rights Agreement"), if San Ding purchases the Second Installment Shares as described above. The Registration Rights Agreement would require the Company  to use reasonable commercial efforts to register for re-sale the shares purchased by San Ding within sixty (60) days after the closing of the Second Installment Shares being purchased by San Ding as described above and to use reasonable commercial efforts to cause the registration to become effective within six months after the registration statement is filed. The Registration Rights Agreement includes liquidated damages, if the Company fails to achieve the target dates, because the Company fails to use commercially reasonable efforts. The Registration Rights Agreement contains other provisions common to agreements of this nature. A copy of the Registration Rights Agreement is as attached to Exhibit 99.8. to this Report and is incorporated herein by reference.

No contractual lock-up restrictions apply to the shares owned by Hawk, Callan and Williams (except to the extent of compliance with applicable securities laws, rules and regulations) and the Company did not agree to register any of their shares for re-sale.  Because Hawk, Callan and Williams acquired their securities of the Company, either from the Company directly or from John Cline, an officer and an "affiliate" of the Company , the securities owned by Hawk, Callan and Williams constitute "restricted securities" as defined in Rule 144 of the Securities and Exchange Commission.  The Company considers Hawk, Callan and Williams to be "affiliates" of the Company for purposes of Rule 144 of the Securities and Exchange Commission, because of the number of shares they own.  Rule 144 provides a safe harbor for shareholders to re-sell securities without being deemed to be an underwriter engaged in a distribution of securities.  This "safe harbor" is not the exclusive way to re-sell securities.  Affiliates can qualify for the "safe harbor" afforded by Rule 144, if the affiliate owns the shares for at least six months.  For shares that are subject to the option to purchase from John Cline, the six month holding period does not begin to run until the option price is paid in full.  After the holding period runs, affiliates can re-sell a number of shares under Rule 144 during any three month period equal to the greater of One (1%) Percent of the Company's outstanding shares of Common Stock or the average weekly reported volume of trading in such securities on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the preceding four calendar weeks.

The following table describes, as of March 30, 2011, the beneficial ownership of our Common Stock by each of our current directors, each of our executive officers and all of our current directors and executive officers as a group.

Shareholder	Outstanding Common Stock Owned	Option, Warrant or Contract Right to Purchase Common Stock Exercisabl;e within Sixty (60) days (1)	Total Number of Shares Beneficially Owned (1)	Percentage of Class(2)
Robert H. Craig(3)	1,000,000	1,000,000	2,000,000	21.86%
Song Jin	1,000,000	-	1,000,000	12.27%
Robin Kindle	800,000	-	800,000	9.82%
Jon Larsen	200,000	-	200,000	2.45%
John Cline (4)	1,250,000	-	1,250,000	15.34%
All officers and directors as a group (five persons) (3) (4)	4,250,000	1,000,000	5,250,000	57.39%

(1)
Shares are reported in the table as currently beneficially owned, if the person currently has the right to acquire the shares or the right to acquire the shares within sixty (60) days.  Shares are also reported as beneficially owned, if the person has sole power, or shares the power, to vote or sell the shares.

(2)
Based on 8,147,500 shares of our Common Stock outstanding at March 30, 2011. Any securities not currently outstanding which are subject to options, warrants, rights to purchase or conversion privileges are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of the class by any other person.

(3)
Includes 1,000,000 shares Mr. Craig  has the right to acquire at any time pursuant to a two-year warrant. The exercise price of the warrant is: (i) Twenty ($0.20) Cents per share, if the warrant is exercised during its first year and (ii) Thirty ($0.30) Cents per share, if the warrant is exercised during its second year.

(4)
Includes 1,250,000 shares Hawk Opportunity Fund, LP has the right to purchase from Mr. Cline pursuant to an option granted by Mr. Cline The exercise price of the option is: (i) Twenty ($0.20) Cents per share, if the option is exercised during its first year and (ii) Thirty ($0.30) Cents per share, if the option is exercised during its second year.  The option will terminate, if not exercised on or before February 28, 2013.

In connection with the sale of certain technology and intellectual property in which certain officers Robert H. Craig, Song Jin, Robert Kindle and John Larsen and Anhui Lu (the "Technology Sellers")executed and delivered to the Company a Lock-up and Installment Re-Sale Restriction Agreement dated as of March 28, 2011 (the "Acquisition Lock-up Agreement").  Pursuant to this Acquisition Lock-up Agreement, the Technology Sellers agreed to restrictions on sales, short sales, pledges, loans, assignments or other transfers any of the shares and warrants they acquired.  These transactions are called "Restricted Transactions."  Certain private sales are exempt from the Restricted Transactions restrictions, provided the buyer agrees to comply with the restrictions on Restricted Transactions to the same extent as the Technology Sellers have agreed in the Acquisition Lock-up Agreement.

Two time periods with different levels of restrictions are covered by the Acquisition Lock-Up Agreement.

During the first time period (the "Lock-up Period"), no Restricted Transactions are permitted. The Lock-up Period started immediately and ends on the first anniversary of last day of the calendar month during which the later of two events occurs: (i) the date a Registration  Statement pursuant to Section 5 of the 1933 Securities Act of 1933, as amended, covering resale of shares of Common Stock of the Company becomes effective by order of the SEC, which Registration Statement includes shares of Common Stock sold in a private placement, as defined in the Registration Rights or (ii) the date the Company raises at least Three Million ($3,000,000) Dollars (US) in private placement(s), including from sales to San Ding described in this Report.

The second time period (the "Installment Re-Sale Period") begins immediately after the Lock-up Period and ends on the first (1st) annual anniversary of the beginning of the Installment Re-Sale Period.  During the Installment Re Sale Period, each of the Technology Sellers are permitted to sell during any calendar month a number of shares equal to the lower of Eight and One Half (8.5%) of the shares they purchased, or their pro rata share of the average weekly reported volume of trading of the Company's shares on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks that ended immediately prior to the beginning of the calendar month during which the sale occurs (the "Average Weekly Volume").  The pro rata share of each Technology Seller is determined by dividing (i) the number of shares owned by that Technology Seller, by (ii) the number of shares owned by all Technology Sellers.

After the Installment Re-Sale Period ends, the Technology Sellers are free to sell or otherwise transfer shares without restriction, except any restrictions imposed by securities laws, rules and regulations.

Item 5 (of SEC Form 10).       Directors and Executive Officers.The information set forth in Item10 of the Company's Annual Report on Form 10-K for the year ended September 30, 2010 filed with the Securities and Exchange Commission is incorporated herein by reference, except to the extent the information is inconsistent with the information provided below.

In connection with the acquisition of technology and intellectual property reported in Item 1.01 and 2.01 of this Report, Beverly Cline was replaced as a member of the Board of Directors and all other offices held and John Cline was replaced as Chief Executive Officer and all other offices held, except that John Cline remains a member of the Board of Directors of the Company.  Effective March 28, 2011, the executive officers and members of the Board of Directors of the Company are as follows:

NAME	POSITIONS(s)
Robert H. Craig Age (48)	Chief Executive Officer, Secretary and Chairman and Member of the Board of Directors
Dr. Song Jin Age (42)	President and Chief Operating, Chief Technology Officer and Member of the Board of Directors
Robert Kindle Age (57)	Vice President and Chief Financial Officer
Jon Larsen Age (_56)	Vice President of Operations
John Cline Age (54)	Member of the Board of Directors (Chief Executive Officer of the Company from inception of the Company until March 28, 2011)

Robert H. Craig (48 years old) became the CEO of the Company and Chairman of the Company's Board of Directors on March 28, 2011.  From January 2003 until December 2010, he was a founder and owner of WYTEX Ventures, LLC, a Coal Bed Methane Exploration & Production company based in Wyoming.   From May 1998 until December 2002, Mr. Craig was the Vice President of JP Morgan Chase, a commercial banking firm in which Mr. Craig managed a commercial banking sales force of 7 bankers. Mr. Craig was awarded a BBA in 1998 and a MBA in 2001  from the University of Houston.

Mr. Song Jin (42 years old) became the President, Chief Operating Officer and Chief Technology Officer of the Company and a member of the Company's Board of Directors on April 1, 2011.  From August 2009 until February 2011, he was the Research Director of Ciris Energy Inc. (a natural gas company).  From June 2008 until July 2009, he was the Principal Scientist of MWH Americas (a multi-national full service environmental engineering company).  From July 2006 until May 2008, he was the Principal Scientist of Western Research Institute (a non-profit R&D company with focus on development and commercialization of energy and environmental technologies).  Since January 2005, Song Jin has been an Adjunct Professor at the University of Wyoming.  Mr. Jin received a B.S. degree in Biochemistry from Anhui University (China).  He received  a M.S. degree in Plant Physiology (plant molecular biology) from the University of Wyoming.  He received a Ph.D. degree in Zoology and Physiology (environmental microbiology) from the University of Wyoming.

Mr. Kindle (57 years old) became Vice President and Chief Financial Officer of the Company on March 28, 2011. From January 2003 until December 2010 he was an owner of WYTEX Ventures, LLC and Loral Operating, LLC, both coalbed methane exploration and production companies. Mr. Kindle was the Director of Investor Relations for U.S. Energy Corp. from April 1998 until December 2003. U.S. Energy Corp. is a public company that engages in both Oil & Gas Operations and various other mineral developments. Mr. Kindle was awarded a Bachelor of Science Degree in Biology from the University of Wyoming

Mr. Larsen (56 years old) became the Vice President of Operations of Registrant on March 28, 2011.  From March 2005 until March 2011 he was the President of Loral Operating, LLC.,  a Coal Bed Methane Exploration & Production company based in Wyoming.     From July 2003 until March 2005 Mr. Larsen was the Senior Land Surveyor of P.E. Grosh Construction, Inc. a Civil Engineering Design and Construction Company.   Mr. Larsen has extensive field experience in all aspects of the Coal Bed Methane industry and has several years experience specifically in field operations that utilize to the Coal to Gas technology.

John Cline, 53, was President of the Company from its inception in August 2007 until March 28, 2011 and currently remains a member of the Board of Directors of the Company.  Mr. Cline was president and chief executive officer of Etrials, Inc. from March 2000 until May 2007.  Mr. Cline also served on the Board of Directors of Etrials, Inc.  Mr. Cline was the Vice President of Sales and Marketing of MiniDoc AB, a publicly held Swedish corporation, from September 1997 until December 1999, when he founded and became the president, chief executive officer and a member of the Board of Directors of Expidata, Inc., which was acquired by Etrials in March 2000. Mr. Cline received his BA degree from the University of Georgia.

Item 6 (of SEC Form 10).  Executive Compensation.

The information set forth in Item10 of the Company's Annual Report on Form 10-K for the year ended September 30, 2010, filed with the Securities and Exchange Commission is incorporated herein by reference, except to the extent the information is inconsistent with the information provided below.  The Company has entered into Employment Agreements, effective Apri1 1, 2011 with the following officers:

NAME	ANNUALIZED BASE SALARY
Robert H. Craig	$120,000
Dr. Song Jin	$120,000
Robert Kindle	$120,000
Jon Larsen	$70,000

Salaries were negotiated as part of the transaction in which the Company acquired technology and intellectual property described elsewhere in this Report.  Except for salary differences as indicated in the table above, the Employment Agreements for all officers are the same.

The principal terms of the Employment Agreements include the following terms.  The Employment Agreements have a term of two years that ends on March 31, 2013.  If the Company terminates employment before March 31, 2011, whether for cause or without cause, the Company is required to pay the officer one year of base salary.  The officers are entitled to participate in bonus plans and benefit plans to the extent the Company from time to time initiates such plans.  The Company currently has no bonus or benefit plans. Benefits are payable during the severance period, if the terms of the benefit plans permit.

The Technology and Intellectual Property Purchase Agreement described in Item 1.01 of this Report contains non-competition provisions for each of the above named officers.  The non-competition restrictions last until the longer of March 31, 2015 or one year after termination of employment.

Full copies of the Employment Agreements described above are included as Exhibits 99. 4, 99.5, 99.6 and 99.7 to this Report.  The Technology and Intellectual Property Purchase Agreement is included as Exhibit 99.1 to this Report.  All such agreements are incorporated by reference herein.

Item 7 (of SEC Form 10).    Certain Relationships and Related Transactions, and Director Independence.

The information set forth in Item 13 of the Company's Annual Report on Form 10-K for the year ended September 30, 2010, filed with the Securities and Exchange Commission is incorporated herein by reference, except to the extent the information is inconsistent with the information provided below.

The Company currently leases its principal offices consisting of approximately 3,000 square feet of office and warehouse space on a month to month basis from Robin Kindle for $1,118 per month.

Item 8 (of SEC Form 10).   Legal Proceedings.

We are currently not involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our companies officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect. See Item 1A "Risk Factors" of this Report for a description of issues that we have identified as having the highest risks for our becoming involved in litigation or regulatory proceedings.

Item 9 (of SEC Form 10).  Market Price of and Dividends on the Company's Common Equity and Related Stockholder Matters.

Our common stock was approved to trade on the OTC Bulletin Board system under the symbol “CLLL” in June 11, 2008, which was later changed to "NXFI" after  we changed our corporate name to Next Fuel, Inc. on May 21, 2009.

The market price of our common stock is subject to significant fluctuations in response to variations in our quarterly operating results, general trends in the market, and other factors, over many of which we have little or no control. In addition, broad market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our common stock, regardless of our actual or projected performance.

Holders of Our Common Stock

As of March 30, 2010, we had approximately 70 shareholders of record of our common stock.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to any other persons, except as stated in Item 3.02 of this Report, which is hereby incorporated by reference herein..

Item 10 (of SEC Form 10).   Recent Sales of Unregistered Securities.

See Item 3.02 of this Report, which is hereby incorporated by reference herein

Item 11 (of SEC Form 10).  Description of Company's Securities to be Registered.

General

Our original articles of incorporation authorized 100,000,000 shares of common stock at a par value of $0.0001 per share and 100,000,000 shares of preferred stock at a par value of $0.0001 per share.  There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control.

Common Stock

As of March 30, 2011,  8,147,500 shares of common stock are issued and outstanding and held by approximately 70 shareholders.  Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.

Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Although there are no provisions in our charter or by-laws that may delay, defer or prevent a change in control, we are authorized, without shareholder approval, to issue shares of preferred stock that may contain rights or restrictions that could have this effect.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds.  In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.  Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our articles of incorporation also provide that we are authorized to issue up to 100,000,000 shares of preferred stock with a par value of $.001 per share.  As of the date of this Report, there are no shares of preferred stock issued and outstanding.  Our Board of Directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the Board may determine.  The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering.  Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Warrants

Warrants to purchase One Million shares of our Common Stock are outstanding at March 30, 2011.

Options

There are no options to purchase our securities outstanding.  We may in the future establish a stock option plan for our directors, employees and consultants.

Item 12 (of SEC Form 10).  Indemnification of Directors ad Officers.

The General Corporation Law of Nevada provides that directors, officers, employees or agents of Nevada corporations are entitled, under certain circumstances, to be indemnified against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by them in connection with any suit brought against them in their capacity as a director, officer, employee or agent, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. This statute provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with a derivative suit brought against them in their capacity as a director, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Our Certificate of Incorporation provides that we shall indemnify any and all persons whom we shall have power to indemnify to the fullest extent permitted by the Nevada Corporate Law.  Article VII of our by-laws provides that we shall indemnify our authorized representatives to the fullest extent permitted by the Nevada Law.  Our by-laws also permit us to purchase insurance on behalf of any such person against any liability asserted against such person and incurred by such person in any capacity, or out of such person's status as such, whether or not we would have the power to indemnify such person against such liability under the foregoing provision of the by-laws.

Item 13 (of SEC Form 10).  Financial Statements and Supplementary Data.

The financial statements and accountants report contained in Item 8 of Company's Annual Report on Form 10-K for the year ended September 30, 2010 filed with the Securities and Exchange Commission on December 23, 2010 are hereby incorporated by reference herein

Item 14 (of SEC Form 10).   Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

The information set forth in Item14 of the Company's Annual Report on Form 10-K for the year ended September 30, 2010 filed with the Securities and Exchange Commission is incorporated herein by reference, except to the extent the information is inconsistent with the information provided below.

Item 15 (of SEC Form 10).   Financial Statements and Exhibits.

The technology acquired by the Company was developed and owned by four individuals who have not attempted to operate a business utilizing the acquired technology prior to the Company's acquisition. Consequently, there are no financial statements for any acquired "business."

No business (as defined in Rule 11-01 (d) of Regulation S-X of the Securities and Exchange Commission was acquired in connection with sale of the technology and intellectual property. The five individuals who owned the technology and intellectual property never organized a corporation or other entity to commercialize the technology and never conducted an active business utilizing the technology and intellectual property acquired by the Company. No physical facilities,  market distribution system, sales force, customer base, operating rights or trade names were transferred to the Company.

See Item 9.01 of this Report for Exhibits to this Report.

Item 3.02 Unregistered Sales of Securities

The Company reports three unregistered sales of securities as described below:

(1)  Sale to San Ding Jiu Yuan Beijing Venture Investment Company

The Company  entered into a Subscription  Agreement dated March 28, 2011 with San Ding Jiu Yuan Beijing Venture Investment Company and its General Partner (collectively, "San Ding") to purchase One Million shares of Common Stock from the Company for Two ($2.00) Dollars (U.S.)per share.  Of that amount, Fifty Thousand (50,000) shares were purchased for One Hundred Thousand ($100,000) Dollars (US) on March 28, 2011.  San Ding does not have an obligation to close on the sale of the remaining Nine Hundred Fifty Thousand (950,000) Shares of Common Stock (the "Second Installment Shares") for One Million Nine Hundred Thousand ($1,900,000) Dollars (US), unless Sam Ding is satisfied with the results of its due diligence investigation which will be conducted between now and May 15, 2011.  A General Manager of San Ding will become a member of the Company's Board of Directors, if the second closing occurs as described above.

The offer and sale to San Ding were exempt from registration pursuant to Regulation S of the Securities and Exchange Commission.

San Ding executed and delivered to the Company a Lock-up and Installment Re-Sale Restriction Agreement dated as of March 28, 2011 (the "Lock-up Agreement).  The Company has agreed to enter into a Registration Rights Agreement with San Ding (the "Registration Rights Agreement"), if San Ding purchases the Second Installment Shares as described above.

Terms of the Lock-up Agreement and the Registration Rights Agreement are described in section 2.01 of this Report under the heading "Securities Ownership of Management and Certain Beneficial Owners."

(2)  Sales to Hawk Opportunity Fund, LP and its General Parters

In transactions exempt from registration by reason of Section 4 (2) of the Securities Act of 1933, as amended, on March 28, 2011, the Company also sold Five Hundred Thousand (500,000) shares of Common Stock to Hawk Opportunity Fund, L. P. ("Hawk") upon conversion of a $50,000 loan from Hawk to the Company reported in a Form 8-K filed with the Securities and Exchange Commission on February 22, 2011.  John Cline, President, Chief Executive Officer and member of the Board of Directors of the Company, also entered into a Stock Resale and Option Agreement dated as of February 22, 2011 (the "Cline Transfer Agreement") pursuant to which John Cline has agreed to transfer to David S. Callan ("Callan") and R. Scott Williams ("Williams") and Hawk (Callan, Williams and Hawk are referred to collectively as the "Buyers") all 2,500,000 shares of Common Stock of the Company Mr. Cline owns. The terms of the transfer to the Buyers by Mr. Cline include: (i) the immediate sale to Williams of Six Hundred Twenty-Five  Thousand (625,000) shares for One ($0.01) Cent per share for a total of Six Thousand Two Hundred Fifty ($6,250) Dollars, which has been paid; (i) the immediate sale to Callan of Six Hundred Twenty-Five  Thousand (625,000) shares for One ($0.01) Cent per share for a total of Six Thousand Two Hundred Fifty ($6,250) Dollars, which has been paid; and (iii) grant to Hawk of a two-year option (the "Option") to purchase an additional One Million Two Hundred Fifty Thousand (1,250,000) shares of Common Stock from Mr. Cline.  The exercise price of the option is (i) Twenty ($0.20) Cents per share, if the option is exercised before March 1, 2012 and (ii) Thirty ($0.30) Cents per share, if the option is exercised on or after March 1, 2012 and before March 1, 2013.  The option terminates on the last day of February 2013.

Williams and Callan are the sole general partners of Hawk and share control over Hawk’s decisions, including whether to exercise the Option, resell shares and vote all shares Hawk owns

The Company is a party to the Cline Transfer Agreement only for the purpose of confirming that the Buyers understand the shares they acquire can be transferred only in compliance with an exemption from registration or a registration statement.  The Company has not agreed to register re-sales of shares by the Buyers.  The Company will not receive any payments from the Buyers or Mr. Cline in connection with the transactions contemplated by the Cline Transfer Agreement.

 (3)  Issuances of Securities to Acquire Technology and Intellectual Property

In transactions exempt from registration by reason of Section 4 (2) of the Securities Act of 1933, as amended, on March 28, 2011, the Company issued Three Million Ten Thousand (3,010,000) shares of Common Stock and a Warrant to purchase an additional One Million Shares of Common Stock to five persons in connection with the acquisition of certain technology described in Items 1.01 and 2.01 of this Report, which information is incorporated by reference into this Item.

These sales and related transactions resulted in changes in control of the Company as reported in Item 5.01 of this Report, which information is incorporated by reference into this Item.

Item 5.01 Changes in Control of Company

The disclosures about issuances of securities by the Company and re-sales of securities of the Company by John Cline, a member of the Company's Board of Directors and a former Chief Executive Officer of the Company, made in Items1.01, 2.01 and 3.02 of this Report are incorporated herein by reference.

See item 2.01 and Item 5.02 of this Report for information about changes in the Board of Directors and officers of the Company made in connection with the issuances of securities described herein.  Such information is incorporated by reference into this Item.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

See disclosures made in Item 1.01, 2.01 and 3.02 of this Report about changes to members of the Board of Directors of the Company and the executive officers of the Company, which are incorporated herein by reference.

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

The Company amended Article III of its Bylaws and restated its Bylaws as of March 28, 2011 to make its Chairman of the Board of Directors the Chief Executive Officer of the Company and its President the Chief Operating Officer of the Company and to otherwise clarify the powers and duties of officers of the Company.

Item 506.  Change in Shell Company Status

On March 28, 2011, the Company acquired certain technology and intellectual property from five individuals, hired four of the sellers as employees to commercialize the acquired technology and to the extent the Company was a "shell company" as defined in Rule 12b-2 of the Securities and Exchange Commission, ceased being a "shell company" as defined in Rule 12b-2 of the Securities and Exchange Commission.

No business (as defined in Rule 11-01 (d) of Regulation S-X of the Securities and Exchange Commission) was acquired in connection with sale of the technology and intellectual property. The five individuals who owned the technology and intellectual property never organized a corporation or other entity to commercialize the technology and never conducted an active business utilizing the technology and intellectual property acquired by the Company. No physical facilities, market distribution system, sales force, customer base, operating rights or trade names were transferred to the Company.

See disclosures made in Item 1.01, 2.01 and 3.02 of this Report which are incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENT AND EXHIBITS.

(a)	Financial Statements of Business Acquired.
Not applicable.
(b)	Pro Forma Financial Information
Not applicable.
(c)	Exhibits.

Exhibit No.	Exhibit Description
99.1	Technology and Intellectual Property Purchase Agreement dated as of March 28, 2011 by and between Robert H. Craig, Song Jin, Robin Kindle, Jon Larsen and Anhui Lu; and the Company.

99.2	Warrant for One Million Shares of Common Stock of the Company, dated as of March 28, 2011, issued to Robert H. Craig.

99.3	Lock-Up and Installment Re-Sales Restriction Agreement dated as of March 28, 2011 between and among Company and Robert H. Craig, Song Jin, Robin J. Kindle, Jon Larsen and Anhui Lu.

99.4	Employment and Non-Competition Agreement dated as of April 1, 2011 between the Company and Robert H. Craig.

99.5	Employment and Non-Competition Agreement dated as of April 1, 2011 between the Company and Song Jin.

99.6	Employment and Non-Competition Agreement dated as of April 1, 2011 between the Company and Robin Kindle.

99.7	Employment and Non-Competition Agreement dated as of April 1, 2011 between the Company and Jon Larsen.

99.8	Subscription Agreement between the Company and San Ding Jiu Yuan Beijing Venture Investment Company and its General Partner Peng Ming.

99.9	Lock-Up And Installment Re-Sales Restriction Agreement as of March 28, 2011 between and among the Company and San Ding Jiu Yuan Beijing Venture Investment Company and its General Partner Peng Ming.

99.10	Amended and Restated Bylaws (as of March 28, 2011) of the Company.

99.11	Press Release dated March 29, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXT FUEL, INC.

DATED: March 31, 2011	By:	/s/ Robert H. Craig
Robert H. Craig
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description
99.1	Technology and Intellectual Property Purchase Agreement dated as of March 28, 2011 by and between Robert H. Craig, Song Jin, Robin Kindle Jon Larsen, and Anhui Lu, and the Company.

99.2	Warrant for One Million Shares of Common Stock of the Company, dated as of March 28, 2011, issued to Robert H. Craig.

99.3	Lock-Up and Installment Re-Sales Restriction Agreement dated as of March 28, 2011 between and among Company and Robert H. Craig, Song Jin, Robin J. Kindle, Jon Larsen and Anhui Lu.

99.4	Employment and Non-Competition Agreement dated as of April 1, 2011 between the Company and Robert H. Craig.

99.5	Employment and Non-Competition Agreement dated as of April 1, 2011 between the Company and Song Jin.

99.6	Employment and Non-Competition Agreement dated as of April 1, 2011 between the Company and Robin Kindle.

99.7	Employment and Non-Competition Agreement dated as of April 1, 2011 between the Company and Jon Larsen.

99.8	Subscription Agreement between the Company and San Ding Jiu Yuan Beijing Venture Investment Company and its General Partner Peng Ming.

99.9	Lock-Up And Installment Re-Sales Restriction Agreement as of March 28, 2011 between and among the Company and San Ding Jiu Yuan Beijing Venture Investment Company and its General Partner Peng Ming.

99.10	Amended and Restated Bylaws (as of March 28, 2011) of the Company.

99.11	Press Release dated March 29, 2011.